Exhibit 99.2

P.O. Box 25099 ☐ Richmond, VA 23260 ☐ Phone: (804) 359-9311 ☐ Fax: (804) 254-3594

PRESS RELEASE

CONTACT:	Karen M. L. Whelan		RELEASE: 4:00 p.m. ET
	Phone:	(804) 359-9311
	Fax:	(804) 254-3594
	Email:	investor@universalleaf.com

Universal Corporation Announces First Quarter Results

Richmond, VA, August 8, 2006 / PRNEWSWIRE

Allen B. King, Chairman, President, and Chief Executive Officer of Universal Corporation (NYSE:UVV), announced today that for the quarter ended June 30, 2006, the Company had a net loss of $2.3 million, or 23 cents per diluted share, compared to net income of $11.8 million, or 46 cents per diluted share, last year. The current quarter’s loss reflected a $12.3 million impairment charge on long-lived assets used in tobacco growing projects in Zambia. No tax benefit was recorded on the impairment charge, and therefore net income was reduced by $12.3 million, or 48 cents per diluted share. In addition, management determined that it was not likely to realize tax benefits associated with prior year losses in Zambia, and accordingly, recorded a $4.9 million valuation allowance on deferred tax assets. The total effect of these issues related to Zambia was a reduction of net income of $17.2 million, or 67 cents per diluted share. Revenues were $943 million in the quarter, compared to $860 million a year ago.

Tobacco segment results were significantly higher in the quarter despite adverse shipment timing factors. The largest timing differences were in Brazil where shipments were delayed this year, partly due to bottlenecks at outbound shipping ports, and in Malawi where last year’s first quarter reflected large carryover sales. Carryover shipments in the United States, Europe, and Asia increased earnings. Additional volumes in the United States benefited the quarter. No savings from the closure of the Danville, Virginia, factory were recognized during the period. The benefits will be recognized as the upcoming U.S. crops are processed and shipped. Zimbabwe operations were deconsolidated in the last quarter of fiscal year 2006, and the absence of losses from that operation was a major benefit to the earnings comparison. Partially offsetting these factors was an additional loss in the Philippines following last winter’s floods that destroyed most of the current crop. Dark tobacco operations benefited from carryover shipments and product mix as wrapper sales represented a higher portion of the total. Savings from the Company’s overhead reduction program were offset by the effect of adopting new rules for stock-based compensation and settlement costs related to pension payments. While tobacco inventory is somewhat lower than it was in June 2005, uncommitted inventories, principally in Brazil, have increased by about $60 million over last year because certain customers have indicated lower requirements than anticipated when commitments were made to growers a year ago.

Non-tobacco results were mixed for the quarter. Lumber and building products operations had an excellent quarter with results driven by improved results in both divisions. Construction supply benefited from higher revenues and margins, largely due to price increases, while higher earnings in retail supply were driven primarily by the results from small operations acquired in the last year. Agri-products results were weaker in the quarter, principally due to continued problems with the nut processing operation. The operation continues to have supply sourcing problems, which have negatively impacted results in the quarter. In addition, the Company had less revenue in merchandising and lower seed margins due to continued depressed pricing related to last year’s oversupply in sunflower seeds.

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On July 6, 2006, the Company announced the definitive agreement to sell the non-tobacco businesses managed by its subsidiary, Deli Universal, Inc. The Company expects the transaction to result in net proceeds, including cash and the assumption of debt, of approximately $520 million, based on the March 31, 2006, accounts. Actual proceeds could be larger or smaller depending upon the accounts of the businesses at closing. The results for these businesses will be recorded as discontinued operations starting in the second quarter of this fiscal year. Based on current estimates, the Company expects to record an after-tax loss on this transaction, including selling expenses, of up to $25 million in the second quarter.

Corporate expenses were higher due to the recognition of over $2 million in expense related to the adoption of new accounting requirements for stock-based compensation, as well as higher professional fees and pension settlement costs in the current quarter. In addition, the prior year’s first quarter benefited from a currency gain of almost $1 million on a foreign withholding tax refund. Higher borrowing costs on short-term debt caused by rising market interest rates and the effect of the recent credit rating downgrades offset the benefit of lower debt levels. Thus, interest expense was consistent with the prior year’s first quarter.

The effective tax rate for the quarter was 128%. The Company did not record any tax benefit on its $12.3 million asset impairment charge in the quarter since management believes that it will be unable to utilize the net operating loss carryforward that will be generated by the charge. In addition, the $4.9 million valuation allowance on deferred tax assets associated with Zambia also increased the effective tax rate. The effective tax rate for the remaining quarters of fiscal year 2007 should be approximately 37%.

World markets for flue-cured and burley tobacco continue to have excess supply, although there are indications that supply will be reduced by the end of fiscal year 2007 as crop production diminishes. Flue-cured tobacco production in exporting countries other than China is expected to decrease by 6.7% as crop sizes decline in Brazil, the main African exporting countries, and the European Union (“E.U.”). The decline in Africa was the result of severe drought conditions in Tanzania and production problems in Zimbabwe, where farmers faced fuel shortages and difficulties in obtaining crop inputs. Changes in the application of the E.U. tobacco subsidy will abruptly end flue-cured production in Greece. Although Universal does not buy Greek flue-cured tobacco, this crop reduction will affect the worldwide market balance. In Brazil, the benefits of the improved quality of the 2006 crop were offset by the effect of higher farmer prices due to the stronger local currency, which negatively impacted demand. Thus, Brazilian flue-cured tobacco continues to be in an oversupply situation, and flue-cured production in Brazil should continue to fall in the near future. Burley production in 2006 is projected to decrease by 1.2% with estimated decreases in Europe, Brazil, and Argentina. The decreases in these producing areas are partially offset by increases expected in the United States, Malawi, Mozambique, and Uganda. The change in the E.U. subsidy application will reduce burley production in Europe. The demand by domestic manufacturers in the United States has resulted in increased burley crop sizes there, and the expansion of production into areas that have not traditionally grown burley. In Malawi, burley production is projected to increase to more normal levels, but remain well below the record 2004 crop.

Mr. King stated, “Fiscal year 2007 will remain challenging despite these crop reductions, and additional correction will be needed for crops to be sold in fiscal year 2008. Nonetheless, we have begun the process of reducing crop sizes to re-establish equilibrium between supply and demand for leaf tobacco. In addition, as we begin the new fiscal year, we are focused on a number of steps that we will take to improve our results. We will continue to build on the steps taken in fiscal year 2006 to improve our financial position, and we will focus our time and energies on our primary business – purchasing, processing, and selling leaf tobacco. We will continue our efforts to improve or eliminate marginal operations. We will reduce capital spending to levels below depreciation. These actions should improve our cash flow and reduce our debt levels. Although our results for the first fiscal quarter were negatively

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impacted by the impairment charge related to Zambian growing projects, the remainder of the business has fared well under a number of cross currents. Some of the negative shipment timing situations in this quarter will reverse during the year, but shipment timing changes are constant in our business. While it will take time to improve our profitability to prior levels, we believe that these steps are essential and we are well under way.”

Additional information

The information includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions readers that any statements contained herein regarding earnings and expectations for its performance are forward-looking statements based upon management’s current knowledge and assumptions about future events, including anticipated levels of demand for and supply of its products and services; costs incurred in providing these products and services; timing of shipments to customers; changes in market structure; and general economic, political, market, and weather conditions. Lumber and building products earnings are also affected by changes in exchange rates between the U.S. dollar and the euro. Actual results, therefore, could vary from those expected. A further list and description of these risks, uncertainties and other factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006 and in other documents the Company files with the Securities and Exchange Commission. This information should be read in conjunction with the Annual Report on Form 10-K for the year ended March 31, 2006.

At 5:00 p.m. (Eastern Time) today, the Company will host a conference call to discuss these results. Those wishing to listen to the call may do so by visiting www.universalcorp.com at that time. A replay of the webcast will be available at that site for three months. A taped replay of the call will also be available for one week by dialing 888-203-1112.

Universal Corporation (UVV:NYSE) is a diversified company with operations in tobacco, lumber, and agri-products. Its gross revenues for the fiscal year that ended on March 31, 2006, were approximately $3.5 billion.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

(In thousands of dollars, except per share data)

	Three Months Ended June 30,
	2006	2005
	(Unaudited)
Sales and other operating revenues	$943,209	$860,144
Costs and expenses
Cost of goods sold	786,934	720,576
Selling, general and administrative expenses	112,480	100,566
Impairment charge	12,289	—

Operating income	31,506	39,002
Equity in pretax earnings (loss) of unconsolidated affiliates	(3,088)	(2,921)
Interest expense	18,151	18,808

Income before income taxes and other items	10,267	17,273
Income taxes	13,191	6,823
Minority interests	(576)	(1,369)

Net income (loss)	(2,348)	11,819
Dividends on convertible perpetual preferred stock	(3,547)	—

Earnings (loss) available to common shareholders	$(5,895)	$11,819

Basic earnings (loss) per common share	$(0.23)	$0.46

Diluted earnings (loss) per common share	$(0.23)	$0.46

See accompanying notes.

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UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	June 30, 2006	June 30, 2005	March 31, 2006
	(Unaudited)	(Unaudited)
ASSETS
Current
Cash and cash equivalents	$93,518	$64,223	$66,632
Accounts receivable, net	473,246	489,248	466,013
Advances to suppliers, net	143,517	151,492	121,355
Accounts receivable - unconsolidated affiliates	28,171	4,693	19,215
Inventories - at lower of cost or market:
Tobacco	812,489	838,089	666,708
Lumber and building products	178,622	148,157	170,331
Agri-products	148,707	166,587	166,122
Other	55,441	70,185	49,596
Prepaid income taxes	4,374	4,132	3,943
Deferred income taxes	22,264	7,151	22,078
Other current assets	81,514	64,869	50,605

Total current assets	2,041,863	2,008,826	1,802,598

Property, plant and equipment
Land	78,700	72,002	72,617
Buildings	411,211	378,851	398,395
Machinery and equipment	701,500	760,505	704,503

	1,191,411	1,211,358	1,175,515
Less accumulated depreciation	(614,056)	(588,650)	(593,418)

	577,355	622,708	582,097

Other assets
Goodwill and other intangibles	142,750	135,420	136,130
Investments in unconsolidated affiliates	100,833	86,390	102,419
Deferred income taxes	88,310	90,967	95,183
Other noncurrent assets	154,847	172,923	182,914

	486,740	485,700	516,646

Total assets	$3,105,958	$3,117,234	$2,901,341

See accompanying notes.

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Universal Corporation

UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands of dollars)

	June 30, 2006	June 30, 2005	March 31, 2006
	(Unaudited)	(Unaudited)
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current
Notes payable and overdrafts	$487,850	$538,460	$448,601
Accounts payable	381,379	355,313	332,732
Accounts payable - unconsolidated affiliates	2,705	637	2,996
Customer advances and deposits	187,189	144,230	98,871
Accrued compensation	30,347	27,611	33,995
Income taxes payable	15,900	32,622	12,026
Current portion of long-term obligations	8,534	113,438	8,585

Total current liabilities	1,113,904	1,212,311	937,806

Long-term obligations	761,520	838,733	762,201
Postretirement benefits other than pensions	43,401	43,918	45,560
Other long-term liabilities	148,411	133,916	136,082
Deferred income taxes	41,387	41,421	37,022

Total liabilities	2,108,623	2,270,299	1,918,671

Minority interests	17,374	30,750	17,799
Shareholders’ equity
Preferred stock:
Series A Junior Participating Preferred Stock, no par value, 500,000 authorized shares, none issued or outstanding	—	—	—
Series B 6.75% Convertible Perpetual Preferred Stock, no par value, 5,000,000 authorized shares, 220,000 issued and outstanding (none at June 30, 2005, and 200,000 at March 31, 2006)	213,024	—	193,546
Common stock, no par value, 100,000,000 authorized shares, 25,748,306 issued and outstanding (25,682,609 at June 30, 2005, and 25,748,306 at March 31, 2006)	124,032	118,010	120,618
Retained earnings	681,020	734,796	697,987
Accumulated other comprehensive loss	(38,115)	(36,621)	(47,280)

Total shareholders’ equity	979,961	816,185	964,871

Total liabilities and shareholders’ equity	$3,105,958	$3,117,234	$2,901,341

See accompanying notes.

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UNIVERSAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands of dollars)

	Three Months Ended June 30,
	2006	2005
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	($2,348)	$11,819
Depreciation	17,700	15,695
Amortization	699	1,127
Impairment charge	12,289	—
Other adjustments to reconcile net income to net cash provided by operating activities	4,932	16,163
Changes in operating assets and liabilities	(22,611)	(113,622)

Net cash provided (used) by operating activities	10,661	(68,818)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(13,141)	(27,076)
Sales of property, plant, and equipment and other	294	2,171

Net cash used by investing activities	(12,847)	(24,905)

CASH FLOWS FROM FINANCING ACTIVITIES:
Issuance of short-term debt, net	24,952	125,436
Repayment of long-term debt	(51)	(11,439)
Issuance of convertible preferred stock	19,478	—
Issuance of common stock	—	490
Dividends paid on common stock	(11,072)	(10,786)
Dividends paid on convertible perpetual preferred stock	(3,547)	—
Other	(973)	(3,713)

Net cash provided by financing activities	28,787	99,988
Effect of exchange rate changes on cash	285	(667)

Net increase in cash and cash equivalents	26,886	5,598
Cash and cash equivalents at beginning of year	66,632	58,625

Cash and cash equivalents at end of period	$93,518	$64,223

See accompanying notes.

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UNIVERSAL CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

NOTE 1. BASIS OF PRESENTATION

Universal Corporation, with its subsidiaries (the “Company” or “Universal”), has operations in tobacco, lumber and building products, and agri-products. Because of the seasonal nature of these businesses, the results of operations for any fiscal quarter will not necessarily be indicative of results to be expected for other quarters or a full fiscal year. All adjustments necessary to state fairly the results for the period have been included and were of a normal recurring nature. Certain amounts in prior year statements have been reclassified to conform to the current year presentation. These statements should be read in conjunction with the financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2006.

NOTE 2. GUARANTEES, OTHER CONTINGENT LIABILITIES, AND OTHER MATTERS

Guarantees and Other Contingent Liabilities

Guarantees of bank loans to growers for crop financing and construction of curing barns or other tobacco producing assets are industry practice in Brazil and support the farmers’ production of tobacco there. At June 30, 2006, total exposure under subsidiaries’ guarantees issued for banking facilities of Brazilian farmers was approximately $119 million. About 48% of these guarantees expire within one year, and nearly all of the remainder expire within five years. The Company withholds payments due to the farmers on delivery of tobacco and forwards those payments to the third-party bank. Failure of farmers to deliver sufficient quantities of tobacco to the Company to cover their obligations to third-party banks could result in a liability for the Company under the related guarantee; however, in that case, the Company would have recourse against the farmers. The maximum potential amount of future payments that the Company’s subsidiary could be required to make is the face amount, $119 million, and any unpaid accrued interest. The accrual recorded for the value of the guarantees was approximately $8 million and $4 million at June 30, 2006 and 2005, respectively, and approximately $8 million at March 31, 2006. In addition to these guarantees, the Company has contingent liabilities related to European Commission fines in Italy and other legal matters, as discussed below.

European Commission Fines and Other Legal Matters

European Commission Fines in Spain

In October 2004, the European Commission (the “Commission”) imposed fines on “five companies active in the raw Spanish tobacco processing market” totaling €20 million (approximately $25 million) for “colluding on the prices paid to, and the quantities bought from, the tobacco growers in Spain.” Two of the Company’s subsidiaries, including Deltafina, S.p.A. (“Deltafina”), an Italian subsidiary, were among the five companies assessed fines. In its decision, the Commission imposed a fine of €11.88 million (approximately $14.8 million) on Deltafina. Deltafina did not and does not purchase or process raw tobacco in the Spanish market, but was and is a significant buyer of tobacco from some of the Spanish processors. The Company recorded a charge of approximately $14.9 million in the second quarter of fiscal year 2005 to accrue the full amount of the fines assessed against the Company’s subsidiaries.

In January 2005, Deltafina filed an appeal in the Court of First Instance of the European Communities. The appeal process is likely to take several years to complete, and the ultimate outcome is uncertain. The Company has deposited funds in an escrow account with the Commission in the amount of the fine in order to stay execution during the appeal process.

European Commission Fines in Italy

In 2002, the Company reported that it was aware that the Commission was investigating certain aspects of the leaf tobacco markets in Italy. Deltafina buys and processes tobacco in Italy. The Company reported that it did not believe that the

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Commission investigation in Italy would result in penalties being assessed against it or its subsidiaries that would be material to the Company’s earnings. The reason the Company held this belief was that it had received conditional immunity from the Commission because Deltafina had voluntarily informed the Commission of the activities that were the basis of the investigation.

On December 28, 2004, the Company received a preliminary indication that the Commission intended to revoke Deltafina’s immunity for disclosing in April 2002 that it had applied for immunity. Neither the Commission’s Leniency Notice of February 19, 2002, nor Deltafina’s letter of provisional immunity, contains a specific requirement of confidentiality. The potential for such disclosure was discussed with the Commission in March 2002, and the Commission never told Deltafina that disclosure would affect Deltafina’s immunity. On November 15, 2005, the Company received notification from the Commission that the Commission had imposed fines totaling €30 million (about $36 million) on Deltafina and the Company jointly for infringing European Union antitrust law in connection with the purchase and processing of tobacco in the Italian raw tobacco market.

The Company does not believe that the decision can be reconciled with the Commission’s Statement of Objections and facts. The Company and Deltafina each have appealed the decision to the Court of First Instance of the European Communities. Based on consultation with outside counsel, the Company believes it is probable that it will prevail in the appeals process and has not accrued a charge for the fine. Deltafina has provided a bank guarantee to the Commission in the amount of the fine in order to stay execution during the appeal process.

U.S. Foreign Corrupt Practices Act

As a result of a posting to the Company’s Ethics Complaint hotline alleging improper activities that involved or related to certain of the Company’s tobacco subsidiaries, the Audit Committee of the Company’s Board of Directors engaged an outside law firm to conduct an investigation of the alleged activities. That investigation revealed that there have been payments that may have violated the U.S. Foreign Corrupt Practices Act. At this time, the payments involved appear to have approximated $1 million over a five-year period. In addition, the investigation revealed activities in foreign jurisdictions that may have violated the competition laws of such jurisdictions, but the Company believes those activities did not violate U.S. antitrust laws. The Company voluntarily reported these activities to the appropriate U.S. authorities. On June 6, 2006, the Securities and Exchange Commission notified the Company that a formal order of investigation has been issued. The Company has initiated corrective actions, and such actions are continuing.

If the U.S. authorities determine that there have been violations of the Foreign Corrupt Practices Act, or if the U.S. authorities or the authorities in foreign jurisdictions determine there have been violations of other laws, they may seek to impose sanctions on the Company or its subsidiaries that may include injunctive relief, disgorgement, fines, penalties, and modifications to business practices. It is not possible to predict at this time whether the authorities will determine that violations have occurred, and if they do, what sanctions they might seek to impose. It is also not possible to predict how the government’s investigation or any resulting sanctions may impact the Company’s business, financial condition, results of operations, or financial performance, although such sanctions, if imposed, could be material to its results of operations in any quarter. The Company will continue to cooperate with the authorities in these matters.

Other Legal Matters

In addition to the above-mentioned matters, various subsidiaries of the Company are involved in other litigation incidental to their business activities. While the outcome of these matters cannot be predicted with certainty, management is vigorously defending the claims and does not currently expect that any of them will have a material adverse effect on the Company’s financial position. However, should one or more of these matters be resolved in a manner adverse to management’s current expectation, the effect on the Company’s results of operations for a particular fiscal reporting period could be material.

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Investment in Zimbabwe Operations

The Company deconsolidated its operations in Zimbabwe as of January 1, 2006, under U.S. accounting requirements that apply under certain conditions to foreign subsidiaries that are subject to foreign exchange controls and other government restrictions. After deconsolidation, the Company recorded a non-cash impairment charge during the quarter ended March 31, 2006, to adjust the investment in those operations to estimated fair value. The investment is now accounted for using the cost method and is reported on the balance sheet in investments in unconsolidated affiliates. Business operations in Zimbabwe were not impacted by the financial reporting change or the non-cash charge, and the Company intends to continue its operations there. At June 30, 2006, the remaining investment in the Zimbabwe operations was approximately $8.7 million. In addition to that investment, the Company has a net foreign currency translation loss associated with those operations of approximately $7.2 million, which remains a component of accumulated other comprehensive loss.

NOTE 3. SEGMENT INFORMATION

Segments are based on product categories. The Company evaluates performance based on segment operating income and equity in pretax earnings of unconsolidated affiliates.

	Three Months Ended June 30,
(in thousands of dollars)	2006	2005

SALES AND OTHER OPERATING REVENUES
Tobacco	$447,611	$395,392
Lumber and building products	285,930	243,196
Agri-products	209,668	221,556

Consolidated total	$943,209	$860,144

OPERATING INCOME
Tobacco	$25,370	$17,871
Lumber and building products	20,906	14,879
Agri-products	3,820	7,521

Total segment operating income	50,096	40,271

Less:
Corporate expenses	9,389	4,190
Equity in pretax earnings (loss) of unconsolidated affiliates	(3,088)	(2,921)
Impairment charge	12,289	—

Consolidated total	$31,506	$39,002

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